UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 30, 2008

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Change in Control Benefits Policy

On July 30, 2008, the Compensation Committee (the "Committee") of the Board of Directors of AMERIGROUP Corporation (the "Company") approved amendments to the Company’s Change in Control Benefit Policy (as amended, the "CIC Policy"). The amendments provide that (i) the Company’s Regional Chief Executive Officers shall be Participants (as defined in the CIC Policy) and shall have a 2x Multiple (as defined in the CIC Policy), and (ii) the term Health Plan Chief Executive Officer (as defined in the CIC Policy) shall include the Chief Executive Officer of the Company’s Senior & Special Services Organization, if any. The amendments also include technical, administrative and other non-substantive changes.

The CIC Policy provides severance benefits to certain officers of the Company, including its named executive officers, in the event of a Change in Control (as defined in the CIC Policy), followed within two years by termination of employment without cause, or termination of employment for Good Reason (as defined in the CIC Policy). A description of the benefits for which each of the Company’s named executive officers is eligible under the CIC Policy can be found under the section "Compensation Discussion and Analysis— Termination and Change in Control Payments" on pages 30-31 of the Company’s definitive proxy statement for the 2008 Annual Meeting of Stockholders which was filed with the Securities and Exchange Commission on April 2, 2008 and is hereby incorporated by reference herein.

Adoption of Severance Policy

On July 30, 2008, the Compensation Committee also approved and adopted the AMERIGROUP Corporation Severance Policy (the "Severance Policy") which will be applicable to all of the Company’s employees. The Severance Policy provides for severance payments in the event of involuntary termination of employment without cause. Under the terms of the Severance Policy, severance pay will be based on base salary, years of service, management level and grade. Employees eligible for severance who are eligible for an annual cash bonus will be eligible for a modified bonus payout as severance. The Company will also provide a partial subsidy for COBRA costs and outplacement assistance for employees under the terms of the Severance Policy. Previously the Company did not maintain a formal severance policy but instead handled severance payments in the event of involuntary termination of employment on a case by case basis, taking into account relevant factors.

All of the Corporation’s named executive officers, except James G. Carlson, the Company’s Chairman, Chief Executive Officer and President, will be eligible for severance payments under the Company’s Severance Policy. The terms of Mr. Carlson’s Employment Agreement with the Company dated as of January 16, 2008 supersede and control with respect to severance benefits in the event of a termination of Mr. Carlson’s employment without cause. A description of Mr. Carlson’s Employment Agreement can be found in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on January 18, 2008.

Under the terms of the Severance Policy, in the event of termination of employment without cause, the Company’s named executive officers (other than Mr. Carlson) shall be entitled to severance payments, less applicable taxes, equal to the sum of:

• The named executive officer’s annual base salary in effect at the time of termination of employment; plus
• Either (i) if the termination of employment occurs after the end of a fiscal year end but before annual cash bonus payments are distributed in consideration for the immediately preceding fiscal year and the officer would have otherwise been entitled to a bonus, the annual cash bonus for the immediately preceding fiscal year that the officer would have received, or (ii) if the termination occurs after annual cash bonus payments are distributed for the preceding fiscal year, one-half of the officer’s target annual cash bonus for the fiscal year in which the termination occurs; plus
• Any unpaid installments under any Long Term Incentive Plan established by the Company under its 2007 Cash Incentive Plan (or any successor plan) for which the Committee has approved funding, if any.

The named executive officers shall also be eligible for COBRA payment assistance and outplacement assistance under the Severance Policy. Receipt of any payments or other benefits under the Severance Policy are conditioned upon, among other things, the named executive officer’s execution and delivery of a general release of all claims in the form requested by the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

August 4, 2008	By:	Stanley F. Baldwin

Name: Stanley F. Baldwin
Title: Executive Vice President, General Counsel and Secretary